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                                                                     EXHIBIT 4.1

                               AMENDMENT NO. 1 TO
                             VEECO INSTRUMENTS INC.
                             2000 STOCK OPTION PLAN

                             Effective May 11, 2001

      Section 5(a) of the Veeco Instruments Inc. 2000 Stock Option Plan (the "2000 Plan") is hereby amended to read, in its entirety, as follows:

            5.    GRANT OF AWARDS; SHARES SUBJECT TO THE PLAN

                  The Committee may, from time to time, grant Options to one or more Eligible Persons; provided, however, that:

                  (a) Subject to Section 9, the aggregate number of shares of
            Stock in respect of which Options may be granted under the Plan shall not exceed 2,200,000;

      A new paragraph (c) is hereby added to Section 12 of the 2000 Plan to read as follows:

                  (c) REPRICING. Notwithstanding any other provision of this
            Plan, no amendment or modification of the Plan or of any Stock Option Agreement may lower the exercise price of a previously granted award, nor may the Board, the Committee or the Company cancel and regrant an Option with the effect of repricing an Option, without in either case shareholder approval.

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